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Exhibit 5.1

GUY GOSSELIN
CHIEF GEOLOGIST
AGNICO-EAGLE MINES LIMITED, LARONDE DIVISION
OCTOBER 27, 2004

October 27, 2004

Securities Commission of Newfoundland & Labrador
Nova Scotia Securities Commission
New Brunswick Securities Commission
Registrar of Securities, Prince Edward Island
Autorité des marchés financiers
Ontario Securities Commission
Manitoba Securities Commission
Saskatchewan Financial Services, Securities Division
Alberta Securities Commission
British Columbia Securities Commission
Toronto Stock Exchange

Agnico-Eagle Mines Limited (the "Registrant")

        I am the author of the 2004 LaRonde Mineral Resource and Mineral Reserve Estimate dated March 26, 2004 (the "Report") from which the Registrant has extracted certain information for its (preliminary) short form base shelf prospectus dated October 27, 2004 (the "Prospectus"). I hereby consent to the filing of the Report and to the use of information extracted from the Report in the Prospectus.

        I hereby consent to the filing of the Report and to the use of information extracted from the Report in the Prospectus. I confirm that I have read the Prospectus and have no reason to believe that (i) there is any misrepresentation in the information contained in the Prospectus that is derived from the Report and (ii) the Prospectus contains any misrepresentation of the information contained in the Report or within my knowledge, as a result of the investigations and enquiries made by me in connection with the preparation of the Report.

        This letter is solely for your information in connection with the offering of the securities covered by the Prospectus, and is not to be referred to in whole or in part for any other purpose.

Yours very truly,

(signed) Guy Gosselin Guy Gosselin

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GUY GOSSELIN CHIEF GEOLOGIST AGNICO-EAGLE MINES LIMITED, LARONDE DIVISION OCTOBER 27, 2004
Agnico-Eagle Mines Limited (the "Registrant")